Exhibit 3

REQUISITION OF A SHAREHOLDERS MEETING FOR

KINGSWAY FINANCIAL SERVICES INC.

TO:	KINGSWAY FINANCIAL SERVICES INC.

7120 Hurontario Street, Suite 800

Mississauga ON L5W 0A9

AND TO:	THE DIRECTORS THEREOF

The undersigned registered and beneficial shareholders of 4,325,000 common shares in the capital of Kingsway Financial Services Inc. (the “Corporation”) representing approximately 7.9% of the issued shares of the Corporation hereby requisitions the board of directors of the Corporation (the “Board”), pursuant to Section 105 of the Business Corporations Act (Ontario), to call a meeting of shareholders (the “Meeting”) to be held as soon as possible for the following purposes:

1.	to remove the following members of the Board of the Corporation:

W. Shaun Jackson

F. Michael Walsh

2.	to elect in their place the following individuals to the Board of the Corporation:

Spencer L. Schneider

Larry G. Swets, Jr.

3.

to approve a resolution authorizing the Corporation to reimburse the undersigned for expenses reasonably incurred by it in requisitioning, calling and holding the Meeting, and any postponements or adjournments thereof; and

4.	to transact such other business as may properly come before the Meeting, and any postponements or adjournments thereof.

DATED this 11 day of November, 2008.

STILWELL VALUE PARTNERS III, L.P.

By:	STILWELL VALUE LLC
General Partner

/s/ Joseph Stilwell
By:	Joseph Stilwell
Managing and Sole Member

STILWELL ASSOCIATES, L.P.

By:	STILWELL VALUE LLC
General Partner

/s/ Joseph Stilwell
By:	Joseph Stilwell
Managing and Sole Member
STILWELL VALUE LLC

/s/ Joseph Stilwell
By:	Joseph Stilwell Managing and Sole Member

JOSEPH STILWELL

/s/ Joseph Stilwell
Joseph Stilwell